ENTERRA SYSTEMS INC.
Product Licence – U.S.

Customer’s Name:		Agreement No.:

Address:		Telephone No.:

Facsimile No.:

Subject to the terms and conditions of this agreement, the Supplier grants to the Customer a personal, non-transferable and non-exclusive licence to use the Licensed Program described below.

Description of Licensed Program: Estimated Delivery Date: Licence Fee:

Price Excluding Taxes & Charges: Taxes & Charges: Total: Less Deposit Paid: Net Amount Due:

Terms of Payment: Any amount not paid on or before the due date bears interest at the rate of 15% per annum, calculated monthly, not in advance.

The Licensed Program is licensed for use on computer system (called the “Designated System” in this licence) described below.

Model:

Serial No.

Location:

All requests must be authorised by: (Customer Liaison)

The signing officer of the Customer who executes this This Licence is granted only on its signed acceptance by an agreement acknowledges that he/she has read the entire authorised signing officer of the Supplier. No one is authorised agreement that he/she understands it and that the Customer to change, alter or amend the terms or conditions of this agrees to be bound by its terms and conditions. agreement unless agreed to in writing by an officer of the Supplier.

Signed: Accepted by:

(Authorised Signatory) (Authorised Signatory) Name & Title: Name & Title: Date: Date:

For: For: ENTERRA SYSTEMS INC.

(in this agreement referred to as “the Customer”) (in this agreement referred to as “the Supplier”)

Terms & Conditions

1.	Definitions

1.1	The following terms are used in this agreement, as defined in this paragraph:

	(a)	“Licensed Program” shall mean a set of computer programs in object code which set of computer programs is owned and marketed by the Supplier and is specified on the face of this Program Product Licence.

	(b)	“Licensed Materials” shall mean user manuals, and any other documentation as may be provided by the Supplier to the Customer for use with Licensed Program.

	(c)	“Licensed Program and Materials” shall mean both the Licensed Program and Licensed Materials as defined above.

	(d)	“Affiliate” shall mean a company of which more than 50% of the common stock is owned by a party to this agreement, or a company which owns more than 50% of the common stock of a party to this agreement, or a company which has more than 50% of its common stock owned by a parent company which also owns more than 50% of the common stock of a party to this agreement.

	(e)	“Functional Specifications” shall mean a written description of the functions of the Licensed Program, which Functional Specifications shall be delivered to the Customer by the Supplier upon delivery of the Licensed Program.

2.	Grant of licence

2.1	Subject to the terms and conditions of this agreement, the Supplier grants to the Customer a personal, non-transferable and non-exclusive license to use the Licensed Program on the Customer’s computer(s) specified on the face of this Program Product Licence, which computer(s) is/are called the “Designated System” in this agreement, for the term specified in Section 5 upon and subject to the provisions hereof.

2.2	The licence granted in this agreement is restricted to use by the Customer solely for its own internal operation to process its own data or the data of an Affiliate, and not for processing the data of others for hire. The Customer shall also have the right to use the Licensed Materials to instruct its staff in the operation of the Licensed Program, but shall not have the right to copy the Licensed Materials.

2.3	The Customer is authorised to use the Licensed Program on a back-up computer when the Designated System is inoperable, until operable status is restored and processing on the back-up computer is completed.

2.4	In the event that the Customer desires to transfer the use of the Licensed Program to a newly-Designated System(s) from the Designated System set forth in this agreement (the “Previously Designated System”), the Customer shall request prior written permission from the Supplier, which permission shall not be unreasonably withheld. Upon receipt of this permission, the Customer may transfer the use of the Licensed Program to the newly-Designated System. The Customer shall destroy all copies or records of the Licensed Program in the Previously Designated System or shall transfer all of these copies or records to the newly-Designated System, and shall, if required by the Supplier promptly certify in writing that no copies or record of the Licensed Program exist outside the newly-Designated System.

2.5	The Customer shall have no right to sublicense under this agreement, and the Customer shall not assign its licence, whether voluntarily or by the operation of law or otherwise, without prior written approval of the Supplier.

3 .	Copies of Licensed Materials

Upon payment by the Customer of the licence fee specified on the face of this agreement for the Licensed Program, the Supplier shall make available to the Customer one copy of the Licensed Materials. Any additional copies of the Licensed Materials as are reasonably necessary for the use of the Licensed Program by the Customer shall be provided by the Supplier to the Customer at the Supplier’s then-current charges.

4.	Installation and training services

4.1	The Supplier will provide installation services as specified on the face of this agreement to assist the Customer in installing the

Licensed Program on the Designated System, and in assisting the Customer to convert the Customer’s data base to be compatible with the Licensed Program.

4.2	The Supplier will provide operator training on the Designated System for the period as specified on the face of this agreement.

4.3	Upon written request of the Customer, the Supplier will provide additional installation or training service or both at the Supplier’s then prevailing daily rates, subject to availability of personnel. Reasonable out-of-pocket expenses incurred by the Supplier for travel, food and lodging and long distance telephone, telex or telegraph communication with respect to the training and installation services shall be paid by the Customer.

4.4        Any written request by the Customer for services under this paragraph must be signed by the person specified on the face of this agreement (the “Customer Liaison”) or by a person to whom the Customer Liaison has delegated authority in writing.

5. Term

     The term of the licence granted under this agreement shall commence upon payment by the Customer of the licence fee specified on the face of this agreement and shall remain perpetually in force unless and until the Supplier terminates this agreement as provided in Section 12.

6.	Licence fee

6.1	In consideration of the licence granted by the Supplier to the Customer, the Customer shall pay to the Supplier as a licence fee the amounts specified on the face of this agreement in lawful money of Canada, this sum to be paid as specified in paragraph 8.2 of this agreement.

6.2 The licence fee does not include any federal, state or provincial excise, sales, value added, use and similar taxes or import/export fees, assessments, duties or similar charges and any of these taxes or charges shall be assumed and paid by the Customer. The amount specified on the face of this agreement as “Taxes” is the amount of expected taxes and charges at the time this agreement is entered into. In the event that further taxes or charges are determined to be payable, the Customer shall promptly pay them upon demand by the Supplier. 6.3 In the event the Customer fails or neglects to make any payment for the Licensed Program when due, the Supplier may at its option and in addition to any other right which it has under this agreement or at law:

(a)	enter upon the Customer’s premises and take possession of the Licensed Program during normal business hours;

(b)	delay delivery of any hardware until the payment is made; or

(c)	delay delivery of any part of the Licensed Program until the payment is made; or both.

7. Delivery

     The Licensed Program and Materials will be delivered to the Customer pursuant to the estimated delivery date on the face of this agreement. The Supplier shall use its best efforts to meet this delivery date but does not represent or warrant that this delivery date will be met.

8.	Installation and acceptance

8.1	Upon delivery of the Licensed Program to the Customer, the Supplier shall install the Licensed Program on the Designated System and shall demonstrate to the Customer that all programs specified on the face of this agreement have been loaded onto the Designated System. 8.2 The Licensed Program is deemed accepted by the Customer and the “Net Amount Due” stated on the face of this agreement is due and payable upon completion by the Supplier of the activities specified on paragraph 8.1.

9.	Warranty

9.1	The Supplier warrants that the Licensed Program will perform in accordance with the Functional Specifications for a period of thirty days following acceptance, if the Licensed Program is properly used as set forth in the Licensed Materials. This warranty is void if the Customer or any third party changes or modifies the Licensed Program. The liability of the Supplier under this paragraph is limited to the correction of any error or malfunction and shall not include liability for loss of data, loss of computer time, any direct damages or any indirect or consequential damages as more specifically set out in Section 10 of this agreement. This warranty only extends to those failures to perform communicated to the Supplier in writing within the ninety days following acceptance of the Licensed Program.

9.2        In the event the Customer calls upon the Supplier under this paragraph to correct an error and the Supplier determines after investigation that the Licensed Program is performing as described in the Functional Specifications, the Customer shall reimburse the Supplier for time expended by the Supplier personnel at the Supplier’s then current hourly rate for maintenance, as well as the reasonable travel and living costs incurred by the Supplier’s employees.

9.3         THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NO OTHER WARRANTIES, EXPRESS OR IMPLIED, ARE GIVEN. THE SUPPLIER SPECIFICALLY DOES NOT WARRANT THAT THE LICENSED PROGRAM WILL MEET ALL THE CUSTOMER’S REQUIREMENTS, OR WILL OPERATE IN ALL THE COMBINATIONS WHICH MAY BE SELECTED FOR USE BY THE CUSTOMER, OR THAT THE OPERATION OF THE LICENSED PROGRAM WILL BE ERROR FREE OR UNINTERRUPTED, OR THAT ALL PROGRAM DEFECTS WILL BE CORRECTED. 9.4 THE SUPPLIER DOES NOT GUARANTEE, WARRANT OR OFFER ANY PATENT OR TRADEMARK PROTECTION TO THE CUSTOMER ON THE LICENSED PROGRAM AND MATERIALS COVERED BY THIS AGREEMENT. THE SUPPLIER SHALL NOT BE OBLIGATED, LIABLE OR IN ANY WAY RESPONSIBLE TO THE CUSTOMER BECAUSE OF ANY ALLEGED OR ACTUAL VIOLATIONS OF PATENT OR PATENT RIGHTS, TRADE MARKS OR INDUSTRIAL OR PROPERTY RIGHTS, ARISING FROM OR IN CONNECTION WITH THE LICENSE OR USE OF THE LICENSED PROGRAM AND MATERIALS COVERED BY THIS AGREEMENT.

10.	Limitation of remedies

10.1	The Supplier’s entire liability and the Customer’s exclusive remedy shall be as follows:

(a)	With respect to any claim concerning performance or non-performance by the Supplier pursuant to, or in any other way related to the subject-matter of this agreement, or with respect to any claim of non-conformance of the Licensed Program to the terms of this agreement, or any claim for breach or default by the Supplier, the Customer’s exclusive remedy shall be the recovery of its direct damages but only to the limit set forth in this paragraph. This limitation shall apply whether or not the alleged breach by the Supplier is a breach of condition or fundamental term, or a fundamental breach.

(b)	The Supplier’s liability for damages to the Customer for any cause, and regardless of the form of action, whether in contract or in tort including negligence, shall be limited to the Customer’s direct damages and shall not exceed the amounts paid by the Customer for the Licensed Program.

10.2        IN NO EVENT WILL THE SUPPLIER BE LIABLE FOR OR THE CUSTOMER HAVE A REMEDY FOR THE RECOVERY OF ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES EVEN IF THE SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF THEM INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST REVENUES, FAILURE TO REALIZE EXPECTED SAVINGS, OR OTHER COMMERCIAL OR ECONOMIC LOSSES OF ANY KIND; OR ANY DAMAGES CAUSED BY THE CUSTOMER’S FAILURE TO MEET THE CUSTOMER’S RESPONSIBILITIES.

11.	Ownership of Licensed Program and confidentiality

11.1	The Customer acknowledges that the Licensed Program and Materials are the property of the Supplier, and that the only rights which the Customer obtains to the Licensed Program and Materials is the right of use in accordance with the terms of this licence.

11.2        The Customer will ensure that copyright, proprietary and trade secret notices of the Supplier will remain on Licensed Program in machine-readable form, and on all Licensed Materials. The use of a copyright notice on the Licensed Program and Materials shall not be taken to indicate that they have been published.

11.3        The Customer acknowledges that the Licensed Program and Materials contain proprietary and confidential information of the Supplier. The Customer will take the same care to safeguard the Licensed Program and Materials as it takes to safeguard its own confidential information and this care shall not be any less than would be taken by a reasonable company to safeguard its information. Without limiting the generality of the foregoing, the Licensed Program shall be accessible only to those employees with a need for access to perform their duties, and Licensed Materials other than operator’s manuals shall be stored in a locked place and shall be accessible only to those employees with a need for access in order to perform their duties. Employees having this access shall be specifically advised in writing of the confidentiality of Licensed Program and Materials. Operator’s manuals shall prominently display a legend stating that they are the property of the Supplier and that they contain confidential information, and operators shall not be permitted to take them from their workstations. 11.4 No copies of any portions of Licensed Program or Licensed Materials shall be made by the Customer or the Customer’s employees, save that the Customer may make one copy of Licensed Program and updates or enhancements (if any) in machine-readable form for archival and back-up purposes. Any such copy shall become the property of the Supplier.

11.5        The Customer will not derive or attempt to duplicate, or permit or help others to derive or duplicate, the source code relating to the Licensed Program.

11.6        In order to assist the Supplier in the protection of its proprietary rights with respect to the Licensed Program and Materials, the Customer shall permit the Supplier to inspect during normal business hours the facility at which the Licensed Program is used and any facility at which the Licensed Program or Licensed Materials are stored. The Customer shall advise the Supplier on demand of all locations where Licensed Program or any Licensed Materials, or both, are stored, and shall provide the Supplier with access to the Licensed Program and Materials, including any copies of them.

11.7	The obligations of the Customer under this Section 11 shall survive termination of this agreement.

12.	Default

12.1	Subject to paragraphs 12.2, 12.3 and 12.4, failure by the Customer to comply with any term or condition of this agreement shall entitle the Supplier to give the Customer written notice requiring it to make good the default. If the default complained of has not been cured within thirty days following receipt of this notice, the Supplier shall be entitled, in addition to any other rights it may have under this agreement or otherwise under law, to terminate this agreement and the licence granted under this agreement by giving notice to take effect immediately. The right of either party to terminate this agreement under this agreement shall not be affected by its failure to take action with respect to any previous default.

12.2        It is recognised by the parties that the confidentiality of Licensed Program and Materials is of great and central importance to the business of the Supplier. The parties therefore agree that if the Customer shall breach any term of Section 11 of this agreement, then the Supplier shall have the right, at its election, to terminate this agreement forthwith without notice.

12.3        In the event that the Licensed Program becomes the subject of a claim for alleged patent, copyright, trade mark or other intellectual property right infringement or breach of a trade secret, the Supplier may terminate this agreement forthwith upon notice to the Customer and the Customer shall cease use of and return to the Supplier all copies of the Licensed Program. The Supplier shall not be liable to the Customer with respect to any claim alleging the infringement of a patent, copyright, trade mark, or other intellectual property right or a claim alleging that the Licensed Program breaches any trade secret or other right of a third party; subject to the foregoing, the Supplier states that it is not aware of any such claim or of any rights to make it.

12.4        This agreement shall terminate immediately and automatically if the Customer enters or is placed into receivership or if the Customer is petitioned into bankruptcy or makes a proposal under applicable bankruptcy legislation for the benefit of its creditors, or ceases to carry on business or is wound up.

13.	Procedure on termination

13.1	Upon termination of this agreement, whether by expiration of its term or by reason of default of a party, the Customer shall return the Licensed Program and Materials and any copies of them to the Supplier and shall certify, under the hand of a duly authorised officer of the Customer, that the original and all copies of the Licensed Program and Materials have been given to the Supplier, all records or copies of the Licensed Program or Materials in computer memory have been destroyed, and that no copies of any part of the Licensed Program and Materials, in any form, remain in the possession or control of the Customer.

13.2        Termination of this agreement shall not affect any right of action of either party arising from anything which was done or not done, as the case may be, prior to the termination taking effect.

14. Supervening events

     Neither party shall be liable for delay or failure in performance resulting from acts beyond the control of that party, including, but not limited to acts of God, acts of war, riot, fire, flood, or other disaster, acts of government, strike, lock-out, communication line or power failures, failure, inoperability or destruction of the Designated System (unless by reason of the negligence of a party to this agreement) or failure or inoperability of any software other than the Licensed Program.

15.	Governing law and enforcement of agreement

15.1	This agreement is made, executed, and delivered in North Vancouver, British Columbia, Canada, and any disputes, controversy or claims arising out of or in connection with or in relation to this agreement, including any question regarding its existence, validity or termination, shall be submitted to and be subject to the jurisdiction of the courts of the Province of British Columbia (including the Supreme Court of Canada) which shall have exclusive jurisdiction in the event of any dispute under this agreement. The parties irrevocably submit to the jurisdiction of such courts to finally adjudicate or determine any suit, action or proceedings arising out of or in connection with this agreement.

15.2        The Customer acknowledges and agrees that service in person or by certified or registered mail to the addresses specified on the face of this agreement shall constitute valid in personam service upon the Customer and its successors and permitted assigns in any action or proceeding with respect to any matter as to which it has submitted to jurisdiction hereunder.

15.3        The parties hereby agree that the application of the United Nations Convention on Contracts for the International Sale of Goods to this agreement does not apply and is strictly excluded.

16. Assignment

     The Customer shall have no right to assign the benefit of this agreement without express written permission from the Supplier. In the event that the Customer merges with another company or sells or assigns its entire business to another company, the Supplier will not withhold unreasonably its permission to assign the benefits of this agreement to that other company, provided that the Supplier is reasonably satisfied that the confidentiality of Licensed Program and Materials will be maintained.

17. Notice

     Any notice required or permitted to be sent under this agreement shall be sent to the addresses specified on the face of this agreement by prepaid registered mail, return receipt requested. Notice so sent will be deemed effective on the third day following mailing except in the case of a mail strike or disruption of postal services. In the case of an actual or apprehended mail strike or disruption of mail services, notice shall be delivered by hand (and shall be signed for by the recipient) or by courier service.

18.	Relationship Among Parties

18.1	The relationship between the Customer and the Supplier is intended to be and shall be that of licensor and licensee, and the

Customer and its employees, agents and representatives shall under no circumstances be considered agents, partners, joint venturers or representatives of the Supplier. The Customer shall not act or attempt to act, or represent itself, directly or by implication, as agent, joint venturer, partner or representative of the Supplier or in any manner assume or attempt to assume or create any obligation or liability of any kind, nature or sort, express or implied, on behalf of or in the name of the Supplier.

18.2        The relationship created by this agreement does not constitute the granting of a franchise to the Customer by the Supplier and no federal, state or provincial franchise statute, law, regulation or rule is intended to or has been applied by the parties, nor shall any such franchise, statute, law, regulation or rule be deemed or construed to apply to the formation, operation, administration or termination of this agreement.

19.	General Provisions

19.1	This agreement and any schedule attached to it and initialled or signed by both parties contains the complete and exclusive statement of the agreement between the parties and supersedes all prior and contemporaneous agreements, understandings, proposals, negotiations, representations or warranties of any kind, whether oral or written. No oral or written representation that is not expressly contained in the agreement is binding on the Supplier.

19.2      If any provision of this agreement is declared by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be severed from the agreement and the other provisions shall remain in full force.

19.3      A term or condition of this agreement can be waived or modified only by written consent of both parties. Forbearance or indulgence by either party in any regard shall not constitute a waiver of the term or condition to be performed, and either party may invoke any remedy available under the agreement or by law despite the forbearance or indulgence.

19.4	Unless otherwise indicated, all references to currency herein are to lawful money of Canada.

19.5	Title and paragraph headings contained in this agreement are for the purposes of reference only, and shall not affect the interpretation of this agreement.